Exhibit 99.3

ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT (this “Agreement”), is made and entered into as of June 30, 2009, by and among Otter Tail Corporation, a Minnesota corporation (“Old Otter Tail”), Otter Tail Holding Company, a Minnesota corporation (“Otter Holding”) and Cascade Investment, L.L.C., a Washington limited liability company (“Cascade”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement defined below, unless the context shall otherwise require.

RECITALS:

A.            Old Otter Tail and Cascade have heretofore entered into the Note Purchase Agreement dated as of February 23, 2007, as amended by a letter agreement dated December 14, 2007 and an Amendment No. 2 thereto (“Amendment No. 2”) dated as of June 30, 2009 (as so amended, the “Note Purchase Agreement”).  Old Otter Tail has heretofore issued the $50,000,000 5.778% Senior Note due November 30, 2017 (the “Note”) dated December 14, 2007 pursuant to the Note Purchase Agreement.

B.            Old Otter Tail has announced that it intends to restructure Old Otter Tail into a holding company with Otter Tail Power Company as a separate, first-tier subsidiary as described in Article I of Amendment No. 2 (the “Permitted Reorganization”).

C.            The Company has proposed that its rights and obligations under the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2) be assigned, immediately prior to the effectiveness of the Permitted Reorganization, to Otter Tail Holding Company (“Otter Holding”) pursuant to this Agreement, and Cascade has consented to such assignment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Assignment.  Effective as of immediately prior to the effectiveness of the Permitted Reorganization (the “Effective Time”), Old Otter Tail hereby transfers, assigns and conveys to Otter Holding its entire right, title and interest in, to and under, and all of its obligations under, the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2).

2.             Assumption.  As of the Effective Time, Otter Holding hereby accepts the foregoing assignment and hereby assumes and agrees to perform all of the obligations of Old Otter Tail under the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2).

3.             Release of Otter Tail Power Company.  Upon the effectiveness of the assignment and assumption contained in Sections 1 and 2 above, respectively, Cascade (a) releases and discharges Old Otter Tail from all of its obligations under the Note Purchase Agreement and the

Note, provided, however, that the foregoing shall not constitute a release or affect the obligations and liabilities of the Subsidiary Guarantors under the Guaranty Agreement, and (b) agrees and confirms that Old Otter Tail will not thereafter be deemed the “Company” for purposes of the Note Purchase Agreement and the Note.

4.             Substitution of Schedules.  As provided in Section 5.1(g)(i) of Amendment No. 2, Schedules 4.9, 5.3, 5.4, 5.5, 5.8, 5.11, 5.15 and 10.10 to the Note Purchase Agreement are replaced and superseded by the Schedules previously delivered to Cascade on the date hereof bearing such numbers.

5.             Representations and Warranties.

(a)           Each of the Company and Otter Holding represents and warrants to Cascade that this Agreement has been duly authorized by all requisite corporate action on the part of the Company and Otter Holding and has been executed and delivered by the Company and Otter Holding and constitutes the legal, valid and binding agreement of the Company and Otter Holding enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(b)           Otter Holding represents and warrants to Cascade that as of the Effective Time, each of the Note Purchase Agreement and the Note, as amended, will constitute the legal, valid and binding obligations, contracts and agreements of Otter Holding enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(c)           Otter Holding represents and warrants to Cascade that the execution and delivery by Otter Holding of this Agreement, the Note, as amended, and the Standstill Agreement, dated as of the date hereof, between Cascade and Otter Holding (the “Standstill Agreement”) and the performance by Otter Holding of its obligations under this Agreement, the Note, as amended, and the Standstill Agreement will not (A) violate the Articles of Incorporation of Otter Holding, as amended, or Bylaws of Otter Holding, as amended, (B) violate Section 673 of the MBCA or Minnesota Statutes Section 216B.48, or (C) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to Otter Holding, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Otter Holding and its Subsidiaries taken as a whole.  No approval or consent, filings, notifications, waivers or exemptions on the part of any (A) Minnesota, North Dakota or South Dakota or (B) New York or federal, governmental authority is required to be obtained or made by Otter Holding in connection with the execution and delivery by it of this Agreement, the Note, as amended, and the Standstill Agreement and the performance by Otter Holding of its obligations under this Agreement, the Note, as amended, and the Standstill Agreement, except such as have been obtained or made.

(d)           Cascade represents to each of the Company and Otter Holding that the first two sentences of Section 6.6 of the Note Purchase Agreement as applied to the Note, as amended by Amendment No. 2 and this Agreement, are true and correct as of the date hereof.

6.             Miscellaneous.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  The captions and headings of the various sections of this Agreement are for convenience only and shall not be deemed a part of this Agreement and shall not be construed as defining or as limiting in any way the scope or intent of provisions hereof.

7.             Effectiveness.  This Agreement shall be deemed effective immediately prior to the effectiveness of the Permitted Reorganization, provided that each and every one of the conditions set forth in Sections 5.1 and 5.2 of Amendment No. 2 has been satisfied in full or waived by Cascade; provided, further, that, if the Permitted Reorganization does not occur by July 2, 2009, this Agreement shall terminate automatically and the assignment, assumption and release described above in Sections 1, 2 and 3, respectively, shall be void and of no effect.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with New York law.

[Signature pages follow.]

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed this Agreement as of the date written above.

OTTER TAIL CORPORATION

/s/ George A. Koeck

George A. Koeck

General Counsel and Corporate Secretary

OTTER TAIL HOLDING COMPANY

/s/ Kevin G. Moug

Kevin G. Moug

Chief Financial Officer

CASCADE INVESTMENT, L.L.C.

/s/ Michael Larson

Name: Michael Larson

Title: Business Manager

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